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                                                                      EXHIBIT 15

               LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

January 12, 2001


UnitedHealth Group Incorporated

We are aware that UnitedHealth Group Incorporated has incorporated by reference in its Registration Statement on Form S-4 its Form 10-Q for the quarters ended September 30, 2000 and 1999, which includes our report dated October 27, 2000, June 30, 2000 and 1999, which includes our report dated August 3, 2000, and March 31, 2000 and 1999, which includes our report dated May 4, 2000, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP